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                                                                    Exhibit 99.1

[FLEMING LOGO]                                                      NEWS RELEASE


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FOR IMMEDIATE RELEASE     FLEMING CONTACT: Rebecca A. Roof              Fleming Companies, Inc.
                                           Chief Financial Officer      15150 Preston Road, Suite 240
                                           972-720-2024                 Dallas, Texas 75248
                                                                        telephone 972.720.2000
                                                                        www.fleming.com
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                  COURT CONFIRMS FLEMING PLAN OF REORGANIZATION
COMPANY TARGETS PLANNED CLOSING AND EMERGENCE FROM CHAPTER 11 ON AUGUST 15, 2004

         DALLAS, TEXAS - JULY 26, 2004 -Fleming Companies, Inc. ("Fleming") announced that the US Bankruptcy Court in Delaware confirmed the Company's Third Amended Plan of Reorganization filed jointly by Fleming and its Unsecured Creditors' Committee (the "Plan"). Following a confirmation hearing in Wilmington, Delaware, Judge Mary Walrath ruled that Fleming had met all of the necessary statutory requirements to confirm the Plan. It is anticipated that the Plan will become effective in mid-August.

         The Plan provides for the reorganization of the Debtors centered around the Fleming convenience store distribution operations through the formation of a new entity which will be known as Core-Mark Holding Company, Inc. ("Core-Mark"). Unsecured creditors will receive the majority of the common stock of Core-Mark. Financing commitments from General Electric Capital Corporation for a $240 million revolving credit facility and a $10 million term loan have been provided. Sankaty Advisors, LLC has provided a commitment for an additional $70 million term loan facility. Additionally, Fleming's remaining assets and liabilities not related to the convenience operations will be transferred to either a Post-Confirmation Trust, which will have the responsibility for liquidating such assets and liabilities, pursuing causes of action and reconciling and paying claims, or a Reclamation Creditors' Trust, which will have similar responsibilities and rights with respect to reclamation creditors.

         Core-Mark distributes products to convenience stores and other retailers from 22 distribution centers. Core-Mark's distribution centers service customers in 38 states and five Canadian provinces. Mike Walsh, President and Chief Executive Officer of Core-Mark said "We

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                                                                    Exhibit 99.1

are pleased to emerge from bankruptcy as an independent company with a loyal customer base and a strong balance sheet. We look forward to working with our new board of directors and owners to drive our business forward."

         Archie Dykes, Chief Executive Officer of Fleming, said "We appreciate the strong support for our Plan of Reorganization by creditors and lenders. They have been cooperative and constructive partners throughout Fleming's reorganization process. We are also grateful to our vendors, customers and associates for their continued support during this challenging time, and we greatly appreciate the time and attention Judge Walrath and the bankruptcy court, clerks and staff have given to this case."

         Sandra Schirmang, Co-Chair of the OCUC, added: "We have worked hard to assist Core-Mark so that it may emerge from bankruptcy as a strong company, with a healthy balance sheet and customer-focused philosophy. Going forward, Core-Mark intends to have a corporate governance structure that will allow the Company to focus on the creation of long-term value. We welcome the opportunity to work with senior management and associates to build a brighter future for Core-Mark."

ABOUT FLEMING

         Fleming and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov. The Disclosure Statement and Third Amended Plan of Reorganization are also available at www.bmccorp.net.

ABOUT CORE-MARK

         Core-Mark is a leading distributor of consumer packaged goods and store supplies to the convenience retail industry. Core-Mark provides distribution and logistics services as well as value-added programs to over 19,500 customer locations across 38 states and five Canadian provinces. Core-Mark services a variety of store formats including traditional convenience retailers, mass merchandisers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods.

FORWARD-LOOKING STATEMENT

         This document contains forward-looking statements regarding future events, including statements regarding value maximization, the expected timing for court hearings, and the

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                                                                    Exhibit 99.1

implementation of agreements reached. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the Company to confirm and consummate a Plan of Reorganization on the terms and assumptions expected; the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the company to attract and retain customers; and changes in general economic conditions. The forward-looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.